EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of BabyUniverse, Inc. on Form S 8 of our report dated June 13, 2005 relating to our audit of the consolidated financial statements of BabyUniverse, Inc. included in the Annual Report on Form 10-K of BabyUniverse, Inc. for the year ended December 31, 2006.

/s/ Lieberman & Associates, P.A.

Fort Lauderdale, Florida

November 1, 2007